Apollo Medical Holdings, Inc. Announces Closing of CAIPA MSO Strategic Investment

ALHAMBRA, Calif., and NEW YORK, August 31, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, and CAIPA MSO, LLC (“CAIPA MSO”), a New York-based management services organization affiliated with Chinese American IPA d/b/a Coalition of Asian-American IPA (“CAIPA”), a leading independent practice association serving the greater New York City area, today announced the closing of the strategic alliance and investment by ApolloMed in CAIPA MSO, effective August 27, 2021.

With the closing of this transaction, which was previously announced in a press release on January 26, 2021, ApolloMed has completed the purchase of units of membership interest of CAIPA MSO resulting in ApolloMed owning 30% of the post-closing total interests in CAIPA MSO on a fully diluted basis. ApolloMed funded the transaction from cash on hand.

CAIPA MSO provides management, consulting, administrative, and other support services to professional healthcare service providers, including to CAIPA. With over 1,000 private practice providers covering over 70 specialties, CAIPA’s provider network provides medical services and care to approximately 500,000 patients. CAIPA is consistently one of the top performing provider networks in the region in quality and value-based financial performance, and its wholly owned subsidiary, CAIPA Care, LLC, is one of the only New York State Innovator Accountable Care Organizations, a value-based payment contracting designation by New York State that allows it to contract with payors at the most advanced payment levels to improve efficiencies and quality of care for patients.

Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed, stated, “We are pleased to have consummated our strategic alliance with CAIPA MSO with the closing of this investment transaction, marking the beginning of what we anticipate will be a mutually productive and rewarding bi-coastal partnership that will benefit patients, physicians and the greater healthcare industry in the United States. This alliance marks ApolloMed’s entry into the New York market and is an important initial step forward in our expansion strategy. We are excited to be combining ApolloMed’s proprietary population health management and healthcare delivery platform, serving over 1.1 million patients, with CAIPA MSO’s extensive experience and member base of 500,000 in New York.”

George Liu, M.D., Chairman of CAIPA MSO, and President and Chief Executive Officer of CAIPA, stated, “CAIPA MSO is thrilled to be partnering with ApolloMed, an organization that is not only at the forefront of innovative technology but also has a proven track record of enabling providers to successfully participate in value-based care arrangements while building patient-centric local healthcare systems that deliver excellent patient outcomes and experiences. Leveraging CAIPA MSO’s experience in management and support services and CAIPA’s deep clinical expertise and best-in-class health professionals with ApolloMed’s core competencies will enable us to scale quickly and effectively in the greater New York area and beyond while demonstrating our ongoing commitment to empowering healthcare providers in the continuously evolving U.S. healthcare industry. We are excited to work with ApolloMed and look forward to driving continued improvement in our care delivery and patience experience.”

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

About CAIPA MSO, LLC and Chinese American IPA, Inc. d/b/a Coalition of Asian-American IPA
Over the past 20 years, CAIPA continues to be a leading physician organization that delivers high-quality patient care in the most cost-effective manner in the greater New York City area. Headquartered in New York, New York, CAIPA’s subsidiaries include CAIPA MSO, a management services organization, and CAIPA Care, a New York State Innovator ACO. For more information, please visit www.caipa.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about ApolloMed's investment in CAIPA MSO, and ApolloMed's, CAIPA's, CAIPA MSO's, and CAIPA Care's growth, acquisition strategy, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, and strategic growth and expansion plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of ApolloMed's, CAIPA's, CAIPA MSO's, and CAIPA Care's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in ApolloMed's reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors contained in ApolloMed’s Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(415) 568-2255
csohn@equityny.com

CAIPA MSO
(212) 965-9888
info@caipa.com